Exhibit 10.20

ENVIRONMENTAL INDEMNITY

This ENVIRONMENTAL INDEMNITY (this “Indemnity”) is entered into as of December 1, 2011, by MOLINA CENTER LLC, a Delaware limited liability company (“Borrower”) and MOLINA HEALTHCARE, INC. (“Guarantor”; collectively, jointly and severally with Borrower, “Indemnitor”), for the benefit of EAST WEST BANK, a California banking corporation, in its capacity as administrative agent (in such capacity, “Administrative Agent”) for itself, Bank of China, Los Angeles Branch, City National Bank, Union Bank, N.A. and The Bank of East Asia (USA) N.A. and their assignees and successors from time to time as “Lenders” under the Term Loan Agreement defined below (collectively, “Lenders,” and each, a “Lender”), Lenders and each of Administrative Agent’s and Lenders’ successors, assigns and participants, parents, subsidiaries and affiliated corporations, and its and their respective directors, officers, agents, attorneys and employees (each individually, an “Indemnitee” and collectively, “Indemnitees”).

RECITALS

A. Pursuant to the terms of the Term Loan Agreement dated as of even date herewith (as amended, extended, renewed, supplemented or otherwise modified from time to time, the “Term Loan Agreement”) by and among Administrative Agent, Lenders and Borrower, Lenders have agreed to make a term loan to Borrower in the principal amount of up to Forty Eight Million Six Hundred Thousand Dollars ($48,600,000) (the “Loan”). Capitalized terms used but not otherwise defined in this Indemnity shall have the meanings ascribed to such terms in the Term Loan Agreement. The obligations of Borrower for repayment of the Loan are evidenced by the Promissory Note dated as of even date herewith (as amended, extended, renewed, replaced, split, supplemented or otherwise modified from time to time, the “Note”) made by Borrower to the order of Administrative Agent, on behalf of Lenders, in the principal amount of the Loan.

B. Borrower’s obligations to Administrative Agent and Lenders under the Term Loan Agreement are secured by the Deed of Trust, Security Agreement, Assignment of Rents and Fixture Filing dated as of even date herewith (as amended, extended, renewed, supplemented or otherwise modified from time to time, the “Deed of Trust”) executed by Borrower, as trustor, naming First American Title Insurance Company as trustee and Administrative Agent as beneficiary, and by other collateral security. The Deed of Trust encumbers the “Property” (as described in the Deed of Trust). The obligations of Indemnitor under this Indemnity are not secured by the Deed of Trust.

C. Indemnitor’s execution of this Indemnity is a condition precedent to Lenders’ issuance of the Loan. Indemnitor is willing to execute this Indemnity because of the benefits Lenders’ issuance of the Loan will confer on Borrower and Guarantor.

AGREEMENT

1. Indemnity. Indemnitor shall be solely responsible for, and shall indemnify and hold harmless each Indemnitee from and against, any loss, damage, cost, expense, claim or liability directly or indirectly arising out of or attributable to the use; generation; storage; release;

Environmental Indemnity

Molina Center LLC

threatened release, discharge or disposal; or presence of “Hazardous Materials” (as defined below) on or about the Property, including, without limitation: (a) all foreseeable consequential damages incurred by any Indemnitee; (b) the costs of any required or necessary repair, cleanup or detoxification of the Property and the preparation and implementation of any closure, remedial or other required plans; and (c) all reasonable costs and expenses incurred by any Indemnitee in connection with clauses (a) and (b), including, without limitation, reasonable attorneys’ fees.

For purposes of this Indemnity, the following terms shall have the following definitions:

“Hazardous Materials” means (i) any chemical, compound, material, mixture or substance that is now or hereafter defined or listed in, or otherwise classified pursuant to, any “Hazardous Materials Law” (as defined below) as a “hazardous substance”, “hazardous material”, “hazardous waste”, “extremely hazardous waste”, “acutely hazardous waste”, “radioactive waste”, “infectious waste”, “biohazardous waste”, “toxic substance”, “pollutant”, “toxic pollutant”, “contaminant” as well as any formulation not mentioned herein intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity “EP toxicity,” or “TCLP toxicity”; (ii) petroleum, natural gas, natural gas liquids, liquified natural gas, synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas) and ash produced by a resource recovery facility utilizing a municipal solid waste stream, and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas, or geothermal resources; (iii) “hazardous substance” as defined in Section 25281(f) of the California Health and Safety Code; (iv) “waste” as defined in Section 13050(d) of the California Water Code (v) asbestos in any form; (vi) urea formaldehyde foam insulation; (vii) transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs) in excess of fifty (50) parts per million; (viii) radon; and (ix) any other chemical, material, or substance that, because of its quantity, concentration, or physical or chemical characteristics, exposure to which is limited or regulated for health and safety reasons by any governmental authority, or which poses a significant present or potential hazard to human health and safety or to the environment if released into the workplace or the environment.

“Hazardous Materials Laws” means all present and future federal, state and local laws, ordinances, regulations, permits, guidance documents, policies, decrees, orders and any other requirements, whether statutory, regulatory or contractual, of governmental authorities relating to health, safety, the environment or the use, handling, disposal or transportation of any Hazardous Materials (including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation Recovery Act, the Clean Water Act, the Clean Air Act, and the applicable provisions of the California Health and Safety Code and the California Water Code, as each such statute may from time to time be amended, and the rules, regulations, and guidance documents promulgated pursuant to any such statute).

Notwithstanding the foregoing, Indemnitor shall have no liability under this Indemnity for the release of any Hazardous Material on the Property by any Indemnitee or any such release occurring after foreclosure, a deed in lieu of foreclosure or the possession of the Property by a receiver.

Environmental Indemnity

Molina Center LLC

2. Indemnity Procedure.

(a) If any Indemnitee notifies Indemnitor of any claim or notice of the commencement of any action, administrative or legal proceeding or investigation as to which Indemnitor’s obligation to indemnify under Section 1 above applies, Indemnitor shall assume on behalf of such Indemnitee, and conduct with due diligence and in good faith, the investigation and defense of, and the response to, such claim, action, proceeding or investigation, with counsel reasonably satisfactory to the Indemnitee; provided, however, that such Indemnitee shall have the right to be represented by advisory counsel of its own selection and at its own expense; and provided, further, that if any such claim, action, proceeding, or investigation involves both Indemnitor and an Indemnitee, and such Indemnitee shall have reasonably concluded that there may be legal defenses available to it which are different from, additional to, or inconsistent with those available to Indemnitor, then the Indemnitee shall have the right to select separate counsel to participate in the investigation and defense of and response to such claim, action, proceeding or investigation on its own behalf at Indemnitor’s expense.

(b) If any claim, action, proceeding, or investigation arises as to which Indemnitor’s duty to indemnify under this Indemnity applies, and Indemnitor fails to assume promptly (and in any event within ten days after being notified of the claim, action, proceeding, or investigation) the defense of an Indemnitee, then such Indemnitee may contest and settle the claim, action, proceeding, or investigation at Indemnitor’s expense using counsel selected by such Indemnitee; provided, however, that after any such failure by Indemnitor no such contest need be made by such Indemnitee and settlement or full payment of any claim may be made by such Indemnitee without Indemnitor’s consent and without releasing Indemnitor from any obligations to such Indemnitee under this Indemnity.

3. Damages Unrelated to Credit. This Indemnity is given solely to protect Administrative Agent, Lenders and the other Indemnitees against claims, losses, damages, costs, expenses, claims and liabilities, and not as additional security for, or as a means of payment of, Indemnitor’s obligations under the Term Loan Agreement or any other obligation secured by the Deed of Trust. The obligations of Indemnitor under this Indemnity are independent of, and shall not be measured or affected by (a) any amounts at any time owing under the Term Loan Agreement or secured by the Deed of Trust, (b) the sufficiency or insufficiency of any collateral (including, without limitation, the Property) given to Administrative Agent or Lenders to secure the performance of the Term Loan Agreement, the Note or any obligation in favor of Administrative Agent, on behalf of Lenders, (c) the consideration given by Administrative Agent, Lenders or any other party in order to acquire the Property, (d) the modification, expiration or termination of the Deed of Trust or any other document or instrument securing or otherwise relating to the obligations owing under the Term Loan Agreement, or (e) the payment in full of all obligations owing under the Term Loan Agreement, the Note or any obligation in favor of Administrative Agent or Lenders (including, without limitation, by amounts paid or credit bid at a foreclosure sale or by discharge in connection with a deed in lieu of foreclosure). Indemnitor’s obligations under this Indemnity are not secured, whether by the Deed of Trust or otherwise.

Environmental Indemnity

Molina Center LLC

4. Survival of Sale by Borrower. Except as otherwise provided in this Indemnity, Indemnitor’s obligations under this Indemnity shall survive the sale or other transfer of the Property by Borrower. The rights of each Indemnitee under this Indemnity shall be in addition to any other rights and remedies of such Indemnitee against Indemnitor under any other document or instrument executed by Indemnitor, or at law or in equity (including, without limitation, any right of reimbursement or contribution pursuant to CERCLA), and shall not in any way be deemed a waiver of any of such rights.

5. Subrogation. If Indemnitor fails to indemnify the Indemnitees as provided in this Indemnity, the Indemnitees shall be subrogated to any rights Indemnitor may have against third parties relating to the matters covered by this Indemnity.

6. Payment of Costs. Indemnitor shall pay, upon demand, all costs and expenses (including, without limitation, reasonable attorneys fees) incurred by any Indemnitee in the enforcement of this Indemnity or the collection of any amounts due under this Indemnity.

7. Successors and Assigns. This Indemnity shall be binding upon Indemnitor, its successors and assigns, and shall inure to the benefit of and shall be enforceable by each Indemnitee, its successors, and assigns (including, without limitation, any entity to which a Lender assigns or sells all or any portion of its interest in the Note, and any successor to Administrative Agent under the Term Loan Agreement).

8. Notices. Any notice, demand or request required under this Indemnity shall be given in the manner required in the Deed of Trust.

9. Separate Actions. Multiple actions may be brought and judgments obtained under this Indemnity. A separate and new right of action arises each time that a claim or liability arises under this Indemnity.

10. Governing Law. This Indemnity shall be governed and construed in accordance with the laws of the State of California.

11. Severability. All provisions contained in this Indemnity are severable and the invalidity or unenforceability of any provision shall not affect or impair the validity or enforceability of the remaining provisions of this Indemnity.

12. Entire Agreement. This Indemnity constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter contained in this Indemnity.

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Environmental Indemnity

Molina Center LLC

IN WITNESS WHEREOF, Indemnitor has caused this Indemnity to be duly executed as of the date first written above.

BORROWER: MOLINA CENTER LLC, a Delaware limited liability company

By:	/s/ John C. Molina John C. Molina President

GUARANTOR: MOLINA HEALTHCARE, INC. a Delaware corporation

By:	/s/ John C. Molina John C. Molina Chief Financial Officer

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Environmental Indemnity

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